Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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Contact:
Nathaniel Brown
News Corporation
nbrown@newscorp.com
212.852.7746

Stephen Browning
News Limited
+ 02 8114 7850
stephen.browning@news.com.au

FOR IMMEDIATE RELEASE

News Corporation to Sell Stake in New Zealand's SKY Network Television Limited

Sydney, Australia - March 4, 2013 -- News Corporation announced that its News Limited subsidiary will divest its 44% stake in SKY Network Television Limited, New Zealand's pre-eminent pay television broadcasting service.

News Limited has appointed Deutsche Bank to underwrite and, together with Craigs Investment Partners, to manage, the sales of its SKY shares. It is expected that the shares will be sold to a broad range of institutional and retail investors. Following the sales, News Limited will no longer have any holding in SKY Network Television Limited.

Chase Carey, President and Chief Operating Officer, News Corporation said: "SKY is a world class subscription television business and has been an outstanding investment for News Corporation. We and SKY have always enjoyed an excellent, arms-length working relationship and we expect this to continue unaffected by the sale. In particular, we do not anticipate any change to current arrangements regarding access to content and collaboration on technology."

As a result of the sale, Michael Miller, Regional Director of News Limited, will resign from the board of SKY.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2012 of approximately US$63 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.